Rule 424(b)(3)
                                           SEC File No. 333-13583


                           PROSPECTUS

                  FIRST GEORGIA COMMUNITY CORP.

               A Proposed Bank Holding Company for
         FIRST GEORGIA COMMUNITY BANK (In Organization)
                 800,000 Shares of Common Stock
                   (Par Value $5.00 Per Share)
                 (Minimum Purchase:  100 Shares)

     This Prospectus relates to the offering by FIRST GEORGIA COMMUNITY CORP., a Georgia corporation (the "Company"), of a minimum of 610,000 shares and a maximum of 800,000 shares of its Common Stock, $5.00 par value per share (the "Common Stock"), at $10.00 per share. The Company has been organized to hold, upon receipt of regulatory approvals, all of the common stock of First Georgia Community Bank (In Organization) (the "Bank"), Jackson, Georgia. The organizers (the directors) of the Company and the Bank intend to subscribe for an aggregate of at least 165,000 of the shares of Common Stock sold in this offering (27% of the minimum and 20.6% of the maximum number of shares to be sold). In the event that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of Common Stock, up to a maximum aggregate number for all organizers of 304,700 shares (49.95% of the minimum and 38.1% of the maximum number of shares to be sold). The organizers of the Company will not be granted options or warrants in connection with the formation of the Company; instead, the organizers will be entitled to purchase shares on the same basis as all other investors. The Company and the Bank have not conducted active business operations. The commencement of business operations is contingent upon various regulatory approvals by state and federal agencies and the sale of a minimum of 610,000 shares of the Common Stock offered hereby.
All subscriptions are binding and irrevocable until the "Expiration Date" as defined herein. In the event (a) that the Company is unable to sell 610,000 shares of Common Stock or (b) that the Company and the Bank do not satisfy, or do not make a determination that they will satisfy, the conditions included in their respective regulatory approvals, the organizers of the Company will pay all incurred expenses, and all escrowed subscription proceeds will be returned to investors with interest. See "THE OFFERING - Release from Escrow" - Page 6.


      INVESTMENT IN THESE SECURITIES INVOLVES A SUBSTANTIAL
              DEGREE OF RISK.  SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Price to    Underwriting Discounts  Proceeds to
                     Public(1)   and Commissions(2)      Company(3)

Per Share           $    10.00            -0-            $     10.00

Total Minimum(4)    $6,100,000            -0-            $6,100,000

Total Maximum(5)    $8,000,000            -0-            $8,000,000

(1) The offering price has been arbitrarily established by the Company. See "RISK FACTORS - Offering Price."

(2) Offers and sales of the Common Stock will be made on behalf of the Company on a best-efforts basis by its officers and directors, who will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

(3) Before deduction of expenses payable by the Company estimated at $35,000 for registration fees, legal and accounting fees, printing costs and other offering expenses.

(4) Subscription proceeds will be deposited promptly in an escrow account with The Bankers Bank, Atlanta, Georgia, pending receipt of subscriptions for not less than 610,000 shares and completion of certain other matters on or before February 10, 1997, the expiration date of the offering
     (unless the offering is terminated sooner or extended). Subscription funds will be released from escrow (a) upon the receipt of $6,100,000 of subscription proceeds and (b) upon a determination by the organizers that the remaining conditions set forth in the preliminary approvals issued by the applicable regulatory agencies will be satisfied. See "THE OFFERING - Terms of the Offering." The Company will return to each subscriber, with interest, the amount of any proceeds received in full with respect to subscriptions that are not accepted.

(5) The Company reserves the right to issue up to 800,000 shares at $10.00 per share. See "THE OFFERING - Terms of the
     Offering."


    The date of this Prospectus is December 11, 1996.

                     REPORTS TO SHAREHOLDERS


     The Company is not a reporting company as defined by the Securities and Exchange Commission ("SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1.05 of the Georgia Department of Banking and Finance ("Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

     Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons.

                     ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549.

     The Company and the Organizers have filed or will file various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

[Sticker placed here providing: "The Expiration Date of the Offering period for the shares of stock offered hereby has been extended to March 12, 1997."]

                             SUMMARY

     The following Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

The Company

     The Company was incorporated under the laws of the State of Georgia on August 7, 1996, primarily to serve as the holding company for a state bank and trust company. The Company is in the process of filing applications with the Federal Reserve Bank of Atlanta (the "Federal Reserve") for prior approval to become a bank holding company by using the proceeds of this offering to acquire all of the capital stock of the Bank. The organizers anticipate receiving such approvals during January, 1997. Such approvals will require the Company to sell at least 610,000 shares of its Common Stock, but are not expected to contain other conditions. See "RISK FACTORS - Regulatory Approvals Required." Following acquisition of the Bank, the initial business of the Company will be conducted through the Bank. See "BUSINESS OF THE COMPANY AND THE BANK."

The Bank

     The Bank is in the process of being organized as a state-chartered bank and trust company under Georgia law. It has filed an application with the Department of Banking for this purpose and with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, and such applications were approved on October 11, 1996 and September 30, 1996, respectively. The Bank will not be authorized to conduct its banking business until it receives a permit to begin business from the Department of Banking. The issuance of the permit to begin business will depend, among other things, upon the Bank's receiving $6,000,000 in capital from the Company and upon compliance with certain standard conditions that have been imposed by the FDIC and the Department of Banking which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations). The Bank expects to satisfy all conditions of each requirement for organizing the Bank and to open for business during the second quarter of 1997, or as soon thereafter as practicable. See "RISK FACTORS - Regulatory Approvals Required" and "USE OF PROCEEDS." The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses in its primary service area. See"USE OF PROCEEDS" and "BUSINESS OF THE COMPANY AND THE BANK."

     The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Jackson, Georgia and the other communities located in Butts County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Jackson and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Although other community banks are located in the Jackson area, the Bank will be unique in that ownership of the Company's stock will be available to residents in the community, Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

     The offices of the Bank will be located at 150 Covington Street, Jackson, Georgia 30233. The Bank's current principal executive office is located as follows: 150 Covington Street, Jackson, Georgia 30233 and its telephone number at that address is
(770) 504-1090.

The Offering

Security            Common Stock, $5.00 par value, of the Company

Offering Price      $10.00 per share

Number of Shares    Minimum:  610,000
 Offered            Maximum:  800,000

Use of Proceeds     To purchase 100% of the Common Stock of the
                    Bank; the remaining proceeds will be applied to working capital and used to pay organizational expenses of the Company and of this offering.
                    The Bank will use the proceeds of this offering to pay organizational and pre-opening expenses;
                    to purchase a site and furnish it for the Bank's main office; to provide working capital to be used for business purposes, including paying officers' and employees' salaries, making loans and other investments. See "USE
                    OF PROCEEDS."

Risk Factors

     Investment in the Common Stock involves a significant degree of risk. See "RISK FACTORS."


                          RISK FACTORS

     Investment in the shares of the Common Stock offered hereby involves a significant degree of risk. The shares of Common Stock should be purchased by investors who can afford the loss of their entire investment. In addition to considering factors set forth elsewhere in this Prospectus, persons interested in purchasing shares of the Common Stock should carefully consider the following risks before making a decision to subscribe.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Regulatory Approvals Required

     The Company must receive the approval of the Federal Reserve and the Department of Banking before it can become the holding company of the Bank. Applications for such approvals have been filed with such agencies and are pending. The organizers anticipate receiving such approvals during January, 1997. Such approvals will require the Company to sell at least 610,000 shares of its Common Stock but are not expected to contain other conditions.

     The Bank's application to organize a new state bank and for federal deposit insurance was filed with the Department of Banking and the FDIC on June 28, 1996. The Department of Banking and the FDIC issued their approvals on October 11, 1996 and September 30, 1996, respectively. Both approvals are subject to the condition that at least $6,000,000 be invested in the Bank by the Company, as well as a number of other standard conditions which are regularly imposed by the Department of Banking and the FDIC which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations).

New Enterprise

     The Bank, which will be the sole subsidiary of the Company, is in organization and has no operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend entirely upon the Bank's operations. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. While the Bank's pro forma financial statements project a profit by the end of the second year of operations, unforeseen circumstances could delay such profit. If the Bank is ultimately unsuccessful, there is no assurance that shareholders will recover all or any part of their investment in the Common Stock of the Company.

Competitive Industry

     The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of Butts County, Georgia, many of which have greater resources than will be available to the Bank or the Company. There is no assurance that the Bank will achieve the market share necessary to become profitable in the near future. See "BUSINESS OF THE COMPANY AND THE BANK - The Bank - Competition and Historical Deposit Trends."

Highly Regulated Industry

     The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "SUPERVISION AND REGULATION."

Effect of Monetary Policies

     The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "SUPERVISION AND REGULATION - Monetary Policies."

Success Depends on Economic Conditions

     The success of the Bank will depend largely on the general economic conditions in the Bank's primary service area of Butts County, Georgia. Although the Bank expects favorable economic development in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "BUSINESS OF THE COMPANY AND THE BANK."

Offering Price Arbitrarily Determined

     Since the Company and the Bank are in the process of being organized, the offering price of $10.00 per share has been determined arbitrarily by the organizers without particular reference to historical or projected earnings, book value or other customary criteria. The organizers did not retain an independent investment banking firm to assist in determining the offering price. Should a market develop for the Common Stock of the Company, there is no assurance that any of the Common Stock offered hereby could be resold for the offering price or any other amount.

No Dividends

     Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

No Established Trading Market

     There is no public trading market for the shares of the Common Stock of the Company, and it is not anticipated that a market for the shares will develop as a result of this offering. As a result, investors who may wish or need to dispose of all or a part of their investment in the Common Stock may not be able to do so except by private direct negotiations with third parties assuming that third parties are willing to purchase the Common Stock.

Dilution

     Investors purchasing shares of Common Stock in this offering may incur possible dilution of their interest in the Company to the extent that the organizers exercise the outstanding options to purchase common stock at a price below the market value of such stock. See "MANAGEMENT - Stock Options of Organizers."

Outstanding Options

     The Company has issued to the organizers (except John L. Coleman) performance stock options to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of the greater of $10.00 per share or the book value of the stock as of the end of the month immediately preceding the date of exercise. Each organizer has a performance option for 15,000 shares. The term of the options is ten years from the date of completion of the offering. The exercise of the options is conditional on the Bank achieving a cumulative profit and obtaining a CAMEL 2 rating. The options are also not effective until approved by the applicable banking regulatory authorities. Holders of such options are likely to exercise them when, in all likelihood, the value of the Company's Common Stock substantially exceeds the exercise price under the options. In addition, the exercise of such options will result in dilution to the interests of the stockholders of the Company to the extent that the exercise price is less than the fair market value of the common stock. See "MANAGEMENT-Stock Options of Organizers." John L. Coleman, President and C.E.O. of the Company, has also been issued certain stock options. See "MANAGEMENT - Cash Compensation."

                          THE OFFERING

Terms of the Offering

     Minimum/Maximum. The Company is offering a minimum of 610,000 shares and a maximum of 800,000 shares of its Common Stock for a price of $10.00 per share, for an aggregate minimum price of $6,100,000 and an aggregate maximum price of $8,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares of Common Stock ($1,000) unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor (together with the investor's affiliates) is 27,700 shares ($277,000) of Common Stock, unless the Company, in its sole discretion, accepts a subscription for a greater number of shares. 27,700 shares represents 4.51% of the minimum and 3.46% of the maximum number of shares to be sold.

     Organizer Subscriptions. The organizers (the directors) of the Company intend to purchase an aggregate of 165,000 shares of Common Stock sold in the offering (27% of the minimum and 20.6% of the maximum number of shares to be sold). No organizer intends to individually purchase more than 5% of shares sold in this offering. In the event, however, that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of the Common Stock, up to a maximum aggregate number for all organizers of 304,700 shares (49.95% of the minimum and 38.1% of the maximum number of shares to be sold).

     Offering Period and Expiration Date. The offering period for the shares will terminate at the earlier of the date all shares offered hereby are sold or 5:00 p.m. Jackson, Georgia time, on February 10, 1997. [60 days from beginning of sale of securities] This date may be extended at the discretion of the Company for additional periods not exceeding an aggregate of 180 days (i.e., until June 10, 1997). Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension. The date on which this offering terminates plus any extension thereof is referred to in this Prospectus as the "Expiration Date."

     Subscription. As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the Common Stock, subscribers will be required to deliver to the Company a check in the amount of $10.00 times the number of shares subscribed. All subscriptions will be binding and irrevocable until the Expiration Date.

     Escrow. Subscription proceeds will be deposited in an escrow account with The Bankers Bank, Atlanta, Georgia, as escrow agent (the "Escrow Agent") for the Company pending completion of this offering. Subscription proceeds held in the escrow account will be invested in short-term United States Government securities or interest bearing accounts insured by the FDIC or in such other short-term investments as may be agreed upon by the Company and the Escrow Agent from time to time. The Escrow Agent has not investigated the desirability or advisability of an investment in the Company, and has not approved, endorsed or passed upon the merits of the Common Stock.

     Company Discretion. The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Without limiting the generality of the foregoing, the Company also reserves the right to accept subscriptions on a prorated basis if it receives subscriptions for more than 800,000 shares. The Company will notify all subscribers no later than five business days after the Expiration Date whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted, in whole or in part, by the Company, the notification will be a accompanied by the unaccepted portion of the subscription funds, with interest payable at a rate equal to the rate Wachovia Bank, Atlanta, Georgia, pays its passbook savings account holders (2.0% at December 9, 1996).

     Termination. The Company reserves the right to terminate the offering at any time after 610,000 shares have been subscribed for if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.

     Release from Escrow. Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 610,000 shares of its Common Stock, (b) receipt by the Company of approval of the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the FDIC and the Department of Banking have imposed in their approvals to the Bank.

     If the above conditions are met, the Company may instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company, together with any interest earned thereon. Any subscription proceeds received after the above conditions are met but before termination of this offering will not be deposited in the escrow account, but will be available for immediate use by the Company, to the extent accepted by the Company.

     In addition, if the Escrow Agent receives not less than $1,650,000 from the organizers (representing subscriptions to purchase 165,000 shares of Common Stock in the offering) on or before the Expiration Date, such funds and any profits thereon will be released to the Company. The release of such funds will enable the Company to advance monies for organizational expenses of the Bank, including the construction of the banking facilities of the Bank, in advance of attainment of subscriptions for the minimum number of shares offered hereby (610,000 shares). No other subscription proceeds will be released from escrow until the conditions for release of subscription proceeds set forth above are fulfilled. The shares issued to organizers in return for their subscription funds shall be credited toward the minimum number of shares required to be subscribed for to release subscription proceeds from escrow.

     The Bank received approvals from the Department of Banking and the FDIC on October 11, 1996 and September 30, 1996. The Company expects to receive approvals from the Federal Reserve and the Department of Banking during January, 1997. In the opinion of the organizers, the only significant condition to all of the foregoing approvals will be that a minimum of 610,000 shares of Common Stock of the Company has to be sold in this offering. If the requisite shares are not sold, or if the Company or the Bank determine that they cannot satisfy the other conditions included in the approvals by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds of the subscribers (other than organizers), with interest payable at a rate comparable to the rate Wachovia Bank, Atlanta, Georgia, pays its passbook savings account holders, will be returned to the subscribers (other than organizers) within five business days of the Expiration Date.

     It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their prorata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS" and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital. Additionally, based on conversations with applicable regulatory authorities, there are no indications that the Company and the Bank will have any difficulty in satisfying the applicable regulatory conditions.

     Plan of Distribution. Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

     The Company has no present arrangements or agreements with any brokers and/or dealers with respect to this offering. The Company presently anticipates that no sales of Common Stock will require the use of brokers and/or dealers. In the unlikely event that broker/dealers are used, all such funds will be promptly transmitted to the Escrow Agent under the terms of the escrow agreement.

     It is expected that the organizers (the directors of the Company) will purchase a total of 165,000 of the shares of Common Stock offered hereby; however, the organizers may, subject to regulatory approval, purchase up to 49.9% of the minimum number of shares offered hereby if necessary to complete the offering. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares, and any such purchases will be subject to regulatory approval.

     Founders Club. Each investor shall be deemed to be a member of the "Founders Club" of the Bank, which will entitle the investor to a personal checking account with no service charge for as long as the investor owns a minimum of 100 shares of Company Common Stock. The initial order of checks for such account will be complimentary, and the check design will identify the account holder as a member of the Founders Club.

How to Subscribe

     Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares must:

     1.   Complete, date and execute the Subscription Agreement,
          which is attached as Exhibit A to this       Prospectus.

     2.   Make a check payable to "The Bankers Bank - Escrow
          Account for First Georgia Community Corp." in an amount equal to the full subscription price of $10.00 times the number of shares subscribed for.

     3. Return the completed Subscription Agreement and check as follows:

               HAND OR MAIL DELIVERY

               First Georgia Community Corp.
               150 Covington Street
               P. O. Box 1534
               Jackson, Georgia 30233
               Attn:  John L. Coleman

                         USE OF PROCEEDS

     The net proceeds from the sale of the shares offered hereby after deducting estimated offering expenses of $35,000 will be between $6,065,000 if the minimum of 610,000 shares are sold and $7,965,000 if the maximum of 800,000 shares are sold. Offering expenses will be paid by the Company through direct advances by the organizers and draws on the organization loan made to the organizers, and the advances and the organization loan will be repaid from the gross proceeds of this offering.

     The organizers also expect the Company and the Bank to incur approximately $50,000 of organizational expenses and pre-opening expenses of approximately $286,000 (assuming the minimum offering is completed on January 31, 1997 and the Bank begins operation on July 31, 1997), which would be offset in part by estimated pre-opening investment income on offering proceeds of approximately $94,000. Offering, organizational and pre-opening expenses incurred prior to the conclusion of the offering will be paid through draws by the Company on the organization loan (which has been taken out by the organizers), and by direct advances from the organizers. To the extent such amounts and accrued interest thereon exceeds $555,000, additional offering, organizational and pre-opening expenses will be paid through draws on any additional line of credit established for the Company and/or advances by the organizers, with all of such amounts to be repaid by the Company together with accrued interest from net offering proceeds.

     The Company will use a portion of the net offering proceeds to repay loans by the organizers to the Company and advances under the line of credit, which monies were and will be used to pay organizational, pre-opening, and offering expenses for the Company and the Bank. In addition, the Bank will use a portion of the proceeds it receives from the sale of its stock to the Company to reimburse the Company for amounts advanced by the Company to pay organizational and pre-opening expenses of the Bank.

     Prior to this offering, ten of the organizers (all of the directors of the Company, except Mr. Coleman) and one business associate of the organizers each made a personal loan of $5,000 to the Company for an aggregate of $55,000 to pay a portion of the expenses associated with organizing the Company and preparing this Prospectus. This loan bears no interest. The principal of the loan will be repaid from the proceeds of this offering as stated above.

     The Company will capitalize the Bank with a minimum of $6,000,000 and up to $7,700,000 of the net offering proceeds by purchasing between 600,000 and 770,000 shares of the Bank's stock at a price of $10.00 per share. After the anticipated expenditure of approximately $1,675,000 in the aggregate, the Bank will have remaining working capital of between approximately $4,325,000 and $6,025,000 to be used for the purposes of making loans and investments in the course of the Bank's operations and to pay operating expenses (to the extent such expenses are not met by operating income).

     The remaining balance of the net proceeds of the offering of between approximately $50,000 and $250,000 (depending on the number of shares sold) will be retained to establish the Company's working capital and for general corporate purposes, including supporting the Bank's growth and engaging in other permitted activities.

     The following table set forth in tabular form the estimated use by the Company and the Bank of the gross proceeds of the minimum and maximum offerings based on the estimate of management at this time and assuming that the offering is concluded as of January 31, 1997 and that the Bank commences operations on July 31, 1997, for purposes of projecting offering, organizational and pre-opening expenses and for computing interest payable. Pre-opening expenses will increase, with a corresponding reduction in working capital available to the Company and Bank, in the event completing the offering is delayed for any reason. Management believes that the Bank will commence operations by July 31, 1997 since all regulatory approvals should be received several months before that date as set forth herein and based on discussions with building contractors, management believes the proposed bank building will be built in under five months and construction will begin prior to the end of January, 1997.

                         Use of Proceeds

                                             Minimum        Maximum
Gross Proceeds From This Offering(1)         $6,100,000     $8,000,000

Anticipated Use of Proceeds by the Company:
     Offering Expenses                           35,000         35,000
     Organizational Expenses(2)                  15,000         15,000
     Working Capital                             50,000        250,000
     Capitalization of Bank through Purchase
       of Common Stock of the Bank            6,000,000      7,700,000

     Total                                   $6,100,000     $8,000,000

Anticipated Use of Capital by the Bank:

     Organizational Expenses(2)              $   35,000     $   35,000
     Pre-opening Operating Expenses(2)(4)       192,000        192,000
     Land and Bank Premises(3)                1,205,000      1,205,000
     Furniture, Fixtures & Equipment            243,000        243,000
     Working Capital                          4,325,000      6,025,000

     Total                                   $6,000,000     $7,700,000
_______________________

(1) Assuming sale of 610,000 shares and 800,000 shares, respectively, at $10.00 per share.

(2) Organizational expenses consist primarily of consulting fees for market analysis and feasibility studies, filing fees, accounting, appraisal and legal fees and expenses. Pre-opening operating expenses consist primarily of salaries and benefits, printing, promotion, supplies and interest expense. Such expenses have been estimated through July 31, 1997. All of such expenses as well as those for premises and leasehold improvements, and for furniture, fixtures and equipment are expected to be incurred provided that the offering proceeds are released from escrow.

(3) In order to facilitate organization of the Company and the Bank, the organizers may determine to accelerate expenditures for temporary office renovations, main office construction or otherwise in anticipation of completing the minimum offering, which could require that they advance additional funds or guarantee additional Company debt to be repaid from offering proceeds.

(4) Assuming $286,000 of gross expenses, net of anticipated preopening income of $94,000.

                         CAPITALIZATION

     The following table sets forth the capitalization of the Company as of August 31, 1996 and as adjusted to give pro forma effect to the sale by the Company of the minimum offering of 610,000 shares and the maximum offering of 800,000 shares (as of the completion of the offering) and the receipt of the net proceeds anticipated by the Company from such sale, which will result in initial compliance with all regulatory capital requirements. All offering proceeds, with interest, will be returned to subscribers in the event the minimum offering is not completed.



                                  PRESENTLY          AS OF COMPLETION
                                  OUTSTANDING1       OF THE OFFERING2
                                  SHARES   AMOUNT    SHARES    AMOUNT

ASSUME MINIMUM OFFERING:

Advances from organizers          ---      $106,000   ---      $        0
Common Stock, $5 par value
10,000,000 shares authorized;
one share issued, 610,000 to be
issued as adjusted                 1              5   610,000   3,050,000

Capital surplus                                   5             3,015,000

Accumulated deficit                         (24,883)              (24,883)

   Total equity                           $ (24,873)            6,040,117


ASSUME MAXIMUM OFFERING:

Advances from organizers         ---       $106,000   ---               0

Common stock, $5 par value;
10,000,000 shares authorized; one
shares issued, 800,000 to be
issued as adjusted                 1              5   800,000   4,000,000

Capital surplus                                   5             3,965,000

Accumulated deficit                         (24,883)              (24,883)

    Total equity                          $ (24,873)            7,940,117

___________________________________
    1In August, 1996, the Company issued one share of Common Stock to Mr. Coleman for $10 in connection with the organization of the Company.

     2Expenses related to this offering are estimated to be $35,000 and will be charged to the capital surplus upon completion of the offering.

                            DIVIDENDS

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION - Bank Regulation."

                     BUSINESS OF THE COMPANY
                          AND THE BANK

The Company

  The Company was incorporated as a Georgia business corporation on August 7, 1996 to become a bank holding company by acquiring all the common stock of the Bank upon its formation. Initially, the Bank will be the sole operating subsidiary of the Company. The Company will apply to the Federal Reserve and the Department of Banking for prior approval to use a minimum of $6,000,000 of the proceeds of this offering to acquire the Bank. If such approvals are granted, upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "SUPERVISION AND REGULATION."

  The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

  The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "SUPERVISION AND REGULATION."

The Bank

  General. The organizers filed an application with the Department of Banking and with the FDIC on June 28, 1996, for authority to organize as a state bank and trust company, the deposits of which will be federally insured, and to conduct a commercial banking business from Jackson, Georgia. The organizers received approvals from the Department of Banking on October 11, 1996 and the FDIC on September 30, 1996.

  The Bank intends to be a full service commercial bank. The Bank plans to offer personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market funds and various types of certificates of deposit. The Bank also plans to offer installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the Bank intends to provide such services as official bank checks and money orders, Mastercard and Visa credit cards, safe deposit box, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and US Savings Bonds.

  Philosophy. The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Jackson, Georgia and the other communities located in Butts County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Jackson and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Although one other community bank is located in Butts County, the Bank will be unique in that ownership of the Company's stock will be available to residents in the community. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. In addition, the President of the Bank has substantial banking experience in Butts County, which will be an asset in providing both products and services designed to meet the needs of the Bank's customer base. All of the organizers are active members of the business community in Jackson and the areas located around Butts County, and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The organizers intend to utilize effective advertising and superior selling efforts in order to build a distinct institutional image for the Bank and to capture a customer base.

  Bank Location and Facilities.  The Bank will be located at 150
Covington Street in Jackson, Georgia in Butts County. The Bank plans to provide services to Butts County residents, as well as to residents from the adjacent counties of Spalding and Henry.

  On May 1, 1996, one of the organizers (William B. Jones) entered into a Contract for Sale of Realty with The Roman Catholic Archdiocese of Atlanta (the "First Agreement") to purchase 1.721 acres of improved property located at 150 Covington Street, Jackson, Georgia, for a purchase price of $250,000. Mr. Jones has assigned his rights and interest in said contract to the Company. Under said Contract, as amended, the Company is required to close the purchase of the property on or before January 13, 1997. The entire purchase price is payable at closing. The Company anticipates closing the purchase by January 13, 1997, using funds to be borrowed under the line of credit of the organizer with SouthTrust Bank. The improvements on the property will be removed, and a bank building will be constructed on the property.

  On May 29, 1996, Mr. Jones entered into a Real Estate Sales Contract with the Estate of Henry Adolphus Lassiter (the "Second Agreement") to purchase .65 acres adjoining the Archdiocese property for a purchase price of $145,000. Mr. Jones has assigned his rights and interest in said contract to the Company. Under said contract, as amended, the Company is required to close the purchase of the property on or before January 31, 1997. The entire purchase price is payable at closing. The Company anticipates closing the purchase by January 31, 1997, using funds to be borrowed under the line of credit of the organizers with SouthTrust Bank.

  The organizers of the Bank obtained an appraisal of the property (both tracts together), the size of which is approximately 2.5 acres. The appraisal, dated August 12, 1996, appraised the property at $405,000. A copy of the appraisal of the property was filed with the Bank's application to the Department of Banking and the FDIC.

  The organizers plan to have a 9,085 square foot, two-story building constructed on the property. There will be five teller stations inside and four drive-through stations.

  Primary Service Area. The Bank's Primary Service Area ("PSA") is defined as a 5-mile radius from the Bank location. The Bank has defined its local community as Jackson and Butts County, Georgia and portions of the surrounding counties of Spalding and Henry.

  Economic and Demographic Factors. According to the 1995 Georgia County Guide, Butts County has grown during each census since 1960. From 1980 to 1990, Butts County grew by 12.2%. The adjacent counties of Spalding and Henry Counties have also experienced positive population growth. The projected populations of Butts County, Henry County and Spalding County in 2000 are 16,763, 84,810, and 58,432, respectively. According to Georgia Economic Profile, 26% of the employment base of the six counties of Butts, Henry, Spalding, Newton, Jasper and Monroe are employed in manufacturing. Apart from that concentration, there appears to be a wide range of different activities in the employment base.

  Competition and Historical Deposit Trends. Butts County has two commercial banks with a total of three offices. McIntosh State Bank is located in Jackson, with a main office and one branch, which is located in a grocery store. NationsBank of Georgia, N.A., has a branch in Jackson. NationsBank of Georgia is a subsidiary of a large multi-state bank holding company currently operating in nine states and headquartered in Charlotte, North Carolina.

  Deposits among the banks in Butts County have grown from 1989 to 1994. In Butts County, deposits have grown by 19% over that period of time. The organizers believe that this indicates a growing demand for bank services within the county. Projections prepared for the Bank and submitted to the Department of Banking indicate that the Bank could grow to $19,900,000 in deposits by 1998. There is no assurance, however, that the Bank's projections will be realized.

  The organizers believe that a locally owned bank where decisions are made within Butts County will be more cognizant of the community's needs and more responsive in meeting those needs and local expectations. The Bank will operate from a modern facility offering convenient hours and competitive services delivered in a friendly manner. In addition, management believes that having a local board of directors and wide community ownership of the Company's Common Stock will enable the Bank to be successful.

  Lending Policy. The Bank is being established to support Butts County and the immediately-surrounding counties of Spalding and Henry. Consequently, the Bank will aggressively seek good loans within a limited geographic area. The Bank's primary commercial lending function will be to make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, the bank plans to make real-estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. The Bank plans to avoid concentrations of loans to a single industry or based on a single type of collateral.

  Real Estate Loans. The Bank will make and hold real estate loans, consisting primarily of single-family residential construction loans for one-to-four unit family structures. The Bank will require a first lien position on the land associated with the construction project and will offer these loans to professional building contractors and homeowners. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans will be predominantly 75% of the lower of the as-built appraised value or project cost, and will be a maximum of 80% if the loan is amortized. Loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim and the nature of changing economic conditions.

  Consumer Loans. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn and customer financial problems.

  Commercial Loans. Commercial lending will be directed principally toward small to mid-size businesses whose demand for funds fall within the legal lending limits of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates.

  Investments. In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

  Deposits. The Bank plans to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, Butts County, and to a lesser extent, Spalding County and Henry County, obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

  Asset and Liability Management. The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration, and interest adjustment period, and endeavor to manage any gaps in maturity ranges.

  Employees. Upon commencement of operations, the Bank is expected to have approximately 13 full-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

                           MANAGEMENT

Proposed Officers and Directors

  On August 8, 1996, the Board of Directors of the Company elected the following persons as officers of the Company:

  John L. Coleman         President, Chief Executive Officer
  Alfred D. Fears, Jr.    Secretary and Chief Accounting Officer
                          (until the Bank is chartered)
  Harry Lewis             Treasurer and Chief Financial Officer
                          (until the Bank is chartered)

  The following table sets forth for the initial members of the Board of Directors of the Company, (a) their names, addresses and ages, (b) the positions they will hold in the Bank, (c) the number of shares of Common Stock for which they intend to subscribe, and
(d) the percentage of outstanding shares such number will represent if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering. The directors serve for a one year term, and the present term of office of each director will expire at the annual shareholders meeting of the Company to be held in April, 1998. These persons will also serve as directors of the Bank.

                              POSITION       NUMBER      % OF       %OF
NAME AND ADDRESS    (AGE)     TO BE HELD   OF SHARES*   MINIMUM*  MAXIMUM*

D. Richard Ballard  (49)      Director      15,000       2.46%     1.88%
1018 Stark Road
Jackson, GA  30233

Charles W. Carter   (60)      Director      15,000       2.46      1.88
853 W. 3rd Street
Jackson, GA  30233

John L. Coleman     (51)      Director/     15,000       2.46      1.88
866-E Halls Bridge Road       President
Jackson, GA  30233

Alfred D.          (39)       Director      15,000       2.46      1.88
Fears. Jr.
448 Foxhollow Woods Drive
Jackson, GA  30233

William B. Jones   (51)       Director      15,000       2.46      1.88
642 Stark Road
Jackson, GA  30233

Harry Lewis        (44)       Director      15,000       2.46      1.88
549 Wesley Drive
Jackson, GA  30233

Joey McClelland    (49)       Director     15,000        2.46      1.88
2419 W. Highway 16
Jackson, GA  30233

Dr. Alexander Pollack (42)    Director     15,000        2.46      1.88
140 Strickland Pasture Road
Jackson, GA  30233

Robert Ryan        (58)       Director     15,000        2.46      1.88
108 Old McIntosh Circle
Jackson, GA  30233

James H. Warren   (58)        Director     15,000        2.46      1.88
866-A Halls Bridge Road
Jackson, GA  30233

George L. Weaver  (48)        Director     15,000        2.46      1.88
2705 High Falls Road
Jackson, GA  30233

All Proposed Directors and                 165,000      27.0%     20.6%
Officers, as a Group**

____________________________
*   In the event that the minimum number of shares in this offering
    are not sold, the organizers may    purchase additional shares
    of Common Stock for an aggregate of 304,700 shares of Common Stock (49.95% of the minimum and 38.1% of the maximum number of shares to be sold).

** These figures are different from the sum of the individual percentages because of rounding.


D. Richard Ballard was born in Barnesville, Georgia. Since 1967, Mr. Ballard has been affiliated with Haisten Funeral home, Inc. in Jackson, Georgia, and is currently the President/CEO. Mr. Ballard is also the President/CEO of Haisten Funeral Home of Henry County, Inc. Mr. Ballard is a member of the Jackson First Baptist Church, Jackson Rotary Club, Butts County Chamber of Commerce, Henry County Chamber of Commerce, Georgia and National Funeral Directors, and National Selected Morticians.

Charles W. Carter was born in Henry County, Georgia. Since 1968, Mr. Carter has been affiliated with Carter Builders Supply in Jackson, and is currently the President. Mr. Carter was a director of C & S Bank/NationsBank in Jackson from 1978 until 1994. He is a member of Jackson Rotary Club, Sons of the American Revolution, and the First Baptist Church of Jackson. He also serves on the Butts County Water and Sewer Authority.

John L. Coleman was born in Miami, Florida. Since 1994, Mr. Coleman has acted as Regional Retail Manager Northwest Georgia - Bartow County/Senior Banking Executive for NationsBank Bartow County in Cartersville, Georgia until July, 1996. From 1986 to 1994, Mr. Coleman was President/Senior Lender of C & S Bank/NationsBank, Bartow County Division, in Cartersville, and acted in a similar position at C & S Bank, Jackson Division, in Jackson, Georgia, from 1982 to 1986. From 1967 to 1982, Mr. Coleman worked in various management positions for C & S Bank in LaGrange, Georgia, and Atlanta, Georgia. Mr. Coleman was a member of Cartersville Rotary Club, Trinity Methodist Church, the Salvation Army Board, the Cartersville Industrial Development Authority, Cartersville Country Club, Cartersville Medical Center Advisory Board, Cartersville Opera Company Board, and the Georgia Economic Development Association. Mr. Coleman is relocating his residence from Cartersville, Georgia to Jackson, Georgia to assume the position of President of the Company and of the Bank.

Alfred D. Fears, Jr. was born in Griffin, Georgia. Mr. Fears has been practicing law in Jackson, Georgia since 1981. He also owns and operates an apartment rental business in Jackson. Mr. Fears is a member of the State Bar of Georgia, Jackson Rotary Club, and the Jackson United Methodist Church.

William B. Jones was born in Butts County, Georgia. From 1966 to 1976, Mr. Jones was a teacher/coach in Jackson, Georgia. Since 1977, Mr. Jones has practiced law in Jackson, Georgia, and has been active in the food and petroleum distribution business. Mr. Jones is currently President of Jones Petroleum Co., Meriwether Properties, Inc. and Jones & Hudgins, and Vice President of Jones & Owenby, Inc. Mr. Jones is a member of the State Bar of Georgia and the Jackson Rotary Club. He also served on the Advisory Board of NationsBank in Jackson. He is a Trustee of the Roosevelt Warm Springs Foundation.

Harry Lewis was born in Atlanta, Georgia. Since 1983, Mr. Lewis has owned and operated an automobile dealership in Jackson, Georgia. He is also affiliated with Playtime Learning Center, Inc., and is currently President. Mr. Lewis is a member of the Jackson Rotary Club (past President), the Jackson Housing Authority, Butts County Chamber of Commerce, Jackson Merchants Association, Jackson Investment Club, Butts County Pre-Kindergarten Coordinating Council, Georgia Automobile Dealers Association, National Automobile Dealers Association and Georgia Child Care Association.

Joey McClelland was born in Sarasota, Florida. Since 1989, Mr. McClelland has acted as Executive Director of Marketing and Logistics for Fritz Companies, International Business - Logistics - ATL. Prior to 1989, Mr. McClelland held numerous management level positions in related marketing fields. Mr. McClelland is a member of the Zoning Appeals Board, Council of Logistics Management, and the Methodist Mens Club of Jackson United Methodist Church.

Dr. Alexander Pollack was born in New York, New York. Since 1986, Dr. Pollack has been self-employed in Jackson, Georgia, as a general surgeon. In addition, Dr. Pollack is Chairman of the Board of Directors of Golden Health Care, Inc. Dr. Pollack is a member of the Jackson Rotary Club.

Robert Ryan was born in Racine, Wisconsin. Since 1983, Mr. Ryan has been President of Atlanta South 75 Inc. From 1960 to 1983, Mr. Ryan held various management positions with Unocal Corporation, Los Angeles, California. Mr. Ryan served on the Board of Directors of Speedway Corporation and the Association of Christian Truckers. He is a member of the American Legion, Rotary Club, and NATSO, and he attends the Jackson Church of the Nazarene.

James H. Warren was born in Marvel, Alabama. Since 1971, Mr. Warren has been self-employed as a general contractor and developer. He is President of Sure Power, Inc., Secretary-Treasurer of Brushy Mountain Hydro-Electric Power, Inc. and Alternator & Starter House, Inc., and a partner in Fenwyck Development Co. Mr. Warren is a member of the Auto Parts Rebuilders Association.

George L. Weaver was born in Griffin, Georgia. Mr. Weaver has been President of Central Georgia EMC since 1984. From 1971 to 1984, Mr. Weaver held various management positions with Central Georgia EMC. Mr. Weaver served on the Advisory Board of NationsBank of Georgia, N.A. in Jackson, and as Vice Chairman of the Board of Directors of Federated Rural Electric Insurance Corp. He presently serves as a director of Oglethorpe Power Corporation, Southeastern Data Corporation (past Chairman of the Board), Georgia Rural Electric Service Corporation (past Chairman of the Board), and GEMC Workers Compensation Fund. Mr. Weaver also serves as Vice President and President-Elect of the Georgia Rural Electric Managers Association and as a member of the Rural Electric Management Development Council. Mr. Weaver is a member of the Jackson Rotary Club and the Jackson United Methodist Church. Mr. Weaver also serves as Chairman of the Butts County Industrial Development Authority and as Vice Chairman of the West Central Georgia Private Industry Council.



Cash Compensation

  John L. Coleman has an employment agreement with the Company and the Bank under which he will serve as President and Chief Executive Officer of the Company and of the Bank. The employment agreement provides for a five-year term and is annually renewable thereafter. He will be paid an initial annual salary of $135,000. Once the Bank begins operations he will also be entitled to certain performance bonuses. To qualify for the annual bonus, the Bank must first have a CAMEL 3 rating for the applicable year. If the Bank has a CAMEL 3 rating for the applicable year, then Mr. Coleman will be paid a cash bonus for the year which is a certain percentage of his salary for the year depending on the pre-tax return on average assets ("ROA") performance of the Bank for the year. The CAMEL rating is a rating which will be assigned to the Bank each year by the Department of Banking based on its examination of different performance factors, with "1" being the best CAMEL rating and "5" being the worst. The bonus formula is as follows:

  ROA                                   Percentage of Salary

  Less than .9%                                   No bonus
  .9% or greater; less than 1.0%                        5%
  1.0% or greater; less than 1.10%                     10%
  1.10% or greater; less than 1.20%                    15%
  1.20% or greater; less than 1.30%                    20%
  1.30% or greater; less than 1.40%                    25%
  1.40% or greater; less than 1.60%                    30%
  1.60% or greater; less than 1.75%                    35%
  1.75% or greater; less than 2.00%                    40%
  Over 2.00%                                           50%

  Under Mr. Coleman's employment agreement, he also has the option to purchase 15,000 shares of Common Stock of the Company at the price of the lesser of $10.00 or book value of the stock during the first three years of operation of the Bank and at the price of book value of the stock during the remainder of the term of the employment agreement, not to exceed a ten year option term. He also will receive options to purchase up to an additional 5,000 shares at the price of book value of the stock at the date of exercise, with the number of options which he may receive in any year being determined based on a formula tied to performance of the Bank. The number of options which Mr. Coleman will be entitled to receive in any year is determined by multiplying (i) 1,000 shares by (ii) a fraction whose numerator is the amount of the bonus earned by Mr. Coleman determined as set forth above and whose denominator is the maximum bonus which Mr. Coleman could have received for the year. The term of these options is the same as the term of the initial option to purchase 15,000 shares.

  Mr. Coleman will also receive health, life and disability insurance under the same plan and terms as other employees of the Bank. He will receive a mid-size automobile to be used primarily for business purposes, and the Bank will pay operating, maintenance and insurance expenses for the automobile. The Bank will pay monthly membership dues for Mr. Coleman up to $75.00 per month at a local country club and the initiation fee of a local country club up to $3,000.

  Officers and directors of the Company will not be separately compensated for their services to the Company until the Company earns a cumulative profit.

  Directors will not be compensated for their services as directors until the Bank earns a cumulative profit.

Certain Transactions and Relationships

  It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they will be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank.

  To facilitate the Bank's formation, ten of the organizers (all of the directors of the Company, except Mr. Coleman) made a personal loan of $5,000 to the Company. Additionally, the organizers arranged a line of credit from SouthTrust Bank of Columbus, N.A., Columbus, Georgia, in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Company and the Bank. The line of credit bears interest at the lender's prime rate (presently 8.25% per annum) and has a one-year term. The organizers have personally taken out the line of credit. The line of credit and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied. See "USE OF PROCEEDS."

  William B. Jones has assigned to the Company his entire interest in two real estate purchase agreements without any payment to him by the Company, as discussed at "BUSINESS OF THE COMPANY AND THE
BANK -- Bank Location and Facilities."

  The Board of Directors intends to consider adopting some form of directors incentive stock option plan once the Bank has attained a cumulative profit and a CAMEL 2 rating from the Department of Banking. The adoption of any such plan shall be subject to approval by the appropriate regulatory authorities.

  Charles W. Carter and Harry Lewis are first cousins.

Stock Options of Organizers

  The organizers of the Company (except Mr. Coleman) have each been issued performance stock options to purchase 15,000 shares of Common Stock of the Company at an exercise price of the greater of $10.00 per share or the book value of the Common Stock as of the end of the month immediately preceding the date of exercise. The term of the options is ten years from the date of completion of the offering. The stock options are non-transferable during an organizer's lifetime and during his lifetime are exerciseble only by him. At an organizer's death, his stock options may be transferred by his will or to his heirs-at-law. The exercise of the performance stock options is subject to the condition that the Bank have had a cumulative profit prior to the date of exercise and that the Bank have at least a CAMEL 2 rating as of the date of exercise. The stock options shall not be effective until approved by the appropriate banking regulatory authorities. Management of the Company anticipates obtaining such approval by the appropriate regulatory authorities. The exercise of such options will result in dilution to the interests of the stockholders of the Company to the extent that the exercise price is less than the fair market value of the Common Stock.

  Under current tax law, there are no federal income tax consequences to either the organizer or the Company on the grant of non-qualified options. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Company as compensation for federal income tax purposes. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

  For a discussion of the stock options granted to Mr. Coleman see "MANAGEMENT - Cash Compensation" above.


     MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

  There is currently no market for the shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As a result, investors who need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales.


           DESCRIPTION OF COMMON STOCK OF THE COMPANY

General

  The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $5.00 per share, of which a minimum of 610,000 shares and a maximum of 800,000 shares will be issued pursuant to this offering.

  All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "DIVIDENDS." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully-paid and non-assessable.

Shares Held by Affiliates

  Upon completion of this offering, the Company will have a minimum of 610,000 shares and a maximum of 800,000 shares outstanding. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for shares purchased in this offering by the organizers.

  The organizers (the directors of the Company) are "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act), and, as a result, their shares will be subject to certain resale restrictions.

  Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, whichever is greater. While affiliates may generally sell non-restricted shares under Rule 144 without regard to the length of their holding period, all shares purchased by the organizers will be purchased for investment purposes and not with a present intention of redistribution.

  There can be no assurance that a public market for the Common Stock will exist at any time subsequent to this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in the Common Stock may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Common Stock.


               CERTAIN PROVISIONS OF THE COMPANY'S
              ARTICLES OF INCORPORATION AND BYLAWS

  The Articles of Incorporation of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors. The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. The Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company. Each of these provisions is discussed more fully below.

Change in Number of Directors

  Article 7 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

  Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the Articles of Incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

Removal of Directors

  Article 8 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the Company, or determination by at least 2/3 of the incumbent directors of the Company that the conduct of the director to be removed has been inimical to the best interests of the Company.

  Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote thereon, unless the Articles of Incorporation provide otherwise.

Limitation of Liability

    Article 10 of the Company's Article of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company,
(b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 10 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

  Article 10 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 10 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify. Article 10 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. While the Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors, the Board of Directors believes that the current director's liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. The Board of Directors believes that Article 10 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

Supermajority Voting on Certain Transactions

  Under Article 12 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.
However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote thereon.

  The primary purpose of this Article is to discourage any party from attempting to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock followed by a forced merger or sale of assets without negotiation with management. Such a merger or sale might not be in the best interests of the Company or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

  The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some, circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with the Company and the Bank. However, of the eleven persons who are directors of the Company, only one will be affiliated with the Company and the Bank in a full-time management position.

Evaluation of an Acquisition Proposal

  Article 13 of the Company's Articles of Incorporation provides that the response of the Company to any acquisition proposal made by another party will be based on the Board's evaluation of the best interests of the Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Company, (b) to merge or consolidate the Company with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

  Article 13 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (b) the expected social and economic effects on the communities within which the Company and the Bank operate, and (c) the consideration being offered by the other corporation in relation (i) to the then current value of the Company as determined by a freely negotiated transaction and (ii) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

  This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves, and the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

  While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), it is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

  One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the company in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against the Company and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the Common Stock.

  Article 13 would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

Amendment of Provisions

  Any amendment of Articles 7, 8, 10, 12, and 13 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

Indemnification

  The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceedings.

  When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

  The Bylaws of the Company also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS - Limitation of Liability."

  The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

  The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                   SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

Bank Holding Company Regulation

  The Company will be a registered holding company under the Bank Holding Company act of 1956 (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act") and will be regulated under such acts by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and by the Department of Banking, respectively.

  As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Department of Banking and such additional information as the applicable regulator may require pursuant to the BHC Act and the Georgia BHC Act. The Federal Reserve and the Department of Banking may also conduct examinations of the Company to determine whether it is in compliance with both BHC Acts and the regulations promulgated thereunder.

  The BHC Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

  On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") which amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997 or alternatively, to opt out of interstate branching prior to that date.

  In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

  Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not be warranted. Under these provisions, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the holding company to such subsidiary banks are likely to be unsecured and subordinated to such bank's depositors and perhaps to its other creditors.

Bank Regulation

  The Company will initially have one subsidiary bank. The Bank will be a state bank chartered under the laws of the State of Georgia and will be subject to examination by the Department of Banking. The Department of Banking regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

  The Bank will also be insured and regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assuming bank is an insured non-member state bank.

  Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited for engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

Capital Requirements

  Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primary shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

  The federal banking agencies have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and to require banks with greater interest rate risk to maintain adequate capital for the risk. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

  The Federal Deposit Insurance Corporation Improvements Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures provide unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

  Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

Capital          Tier 1       Total Risk-   Tier 1 Risk-
Category         Capital      Based Capital Based Capital   Other

Well Capitalized 5% or more   10% or more   6% or more      Not Subject
                                                            to a capital
                                                            directive

Adequately       4% or more   8% or more    4% of more       -
Capitalized

Undercapitalized less than 4% less than 8%  less than 4%     -

Significantly    less than 3% less than 6%  less than 3%     -
Undercapitalized

Critically       2% or less       -             -            -
Undercapitalized tangible equity

    The capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

    The Department of Banking will require the Bank to maintain a ratio (the "primary capital ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6%. In addition, the Bank expects that, in accordance with the Department of Banking policy, the Bank will be required to maintain a primary capital ratio of 8% during its first three years of operation.

CRA and Fair Lending

    On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment at (the "CRA"), which are intended to set distinct assessment standard for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

    Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

    On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified:
(a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FDIC Insurance Assessments

    The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund. The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. The highest-rated institutions pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions are reduced by four cents per $100 as well, leaving a premium range of 3 cents to 27 cents per $100 of deposits. For FDIC deposit insurance, the Bank will initially pay an annual FDIC deposit insurance assessment of 4.3 cents per $100 of deposits.

Future Requirements

    Statutes and regulations are regularly proposed which contain wide-ranging proposals for altering the structures, regulations and competitive relationship of the nation's financial institutions.
It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.


                          LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Stewart, Melvin & Frost, LLP, Gainesville, Georgia.


                             EXPERTS

    The financial statements of the Company at August 31, 1996, and for the period from March 15, 1996 (inception) until August 31, 1996, set forth herein have been so included in reliance on the report of Snyder, Camp, Stewart & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                  FIRST GEORGIA COMMUNITY CORP.
                  (A development stage company)

                      Financial Statements
              For the Period Ending August 31, 1996

                        FIRST GEORGIA COMMUNITY CORP.
                     (A Development Stage Corporation)




                      Index to Financial Statements






Independent Auditors' Report                             F-2


Financial Statements:

  Balance Sheet as of August 31, 1996                    F-3

  Statement of Operations for the period
    from March 15, 1996
   (inception) to August 31, 1996                        F-4

  Statement of Stockholder's Equity
    for the period from
    March 15, 1996 (inception) to
    August 31, 1996                                      F-5

  Statement of Cash Flows for the
    period from March 15, 1996
   (inception) to August 31, 1996                        F-6


  Notes to Financial Statements                          F-7















F-1

                           INDEPENDENT AUDITORS' REPORT






To the Board of Directors
First Georgia Community Corp.


We have audited the accompanying balance sheet of First Georgia Community Corp. (a development stage corporation) as of August 31, 1996, and the related statements of operations, stockholder's equity and cash flows for the period from March 15, 1996 (inception) to August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Georgia Community Corp. as of August 31, 1996 and the results of its operations and its cash flows for the period from March 15, 1996 (inception) to August 31, 1996 in conformity with generally accepted accounting principles.


                          /s/   SNYDER, CAMP, STEWART & CO., LLP

Norcross, Georgia
September 17, 1996

                            FIRST GEORGIA COMMUNITY CORP.
                          (A Development Stage Corporation)
                                   Balance Sheet
                                  August 31, 1996



Assets

Cash                                            $  8,778.78
Deferred organization costs                       53,742.22
Other assets                                      18,839.00

                                                $  81,360.00



Liabilities and Stockholder's Equity

Liabilities:
 Advances from organizers                       $106,000.00
 Accrued expenses                                    233.21

   Total liabilities                             106,233.21


Stockholder's equity:
 Capital stock, $5.00 par value; 10,000,000 shares
  authorized; 1 share issued and outstanding           5.00
 Additional paid-in capital                            5.00
 Accumulated deficit                             (24,883.21)

   Total stockholder's equity                    (24,873.21)

                                                $  81,360.00











See accompanying auditors' report and notes to financial statements.

F-3


                          FIRST GEORGIA COMMUNITY CORP.
                      (A Development Stage Corporation)
                            Statement of Operations
        For the Period from March 15, 1996 (inception) to August 31, 1996



Expenses:

 Personnel expenses                             $(24,650.00)

 Interest                                           (233.21)


   Net loss                                     $(24,883.21)




























See accompanying auditors' report and notes to financial statements.

                     FIRST GEORGIA COMMUNITY CORP.
                   (A Development Stage Corporation)
                    Statement of Stockholder's Equity
        For the Period from March 15, 1996 (inception) to August 31, 1996


                                                     Deficit
                                                     Accumulated
                                         Additional  During the
                     Preferred  Common   Paid-in     Development
                       Stock     Stock   Capital     Stage         Total

Proceeds from the
sale of
Organization shares  $  -       5.00      5.00          -           10.00

Net loss                -        -         -      (24,883.21)  (24,883.21)

Balance, August 31,
 1996                $  -       5.00     5.00     (24,883.21)  (24,873.21)

























See accompanying auditors' report and notes to financial statements.

                          FIRST GEORGIA COMMUNITY CORP.
                        (A Development Stage Corporation)
                             Statement of Cash Flows
          For the Period from March 15, 1996 (inception) to August 31, 1996




Cash flows from operating activities:
 Net loss                                                $(24,883.21)
 Adjustments to reconcile net loss to net cash used
  for operating activities:
   Increase in deferred expenses                          (53,742.22)
   Increase in accrued expenses                               233.21

           Net cash used for operating activities         (78,392.22)

Cash flows from investing activities:
 Increase in other assets                                  18,839.00

           Net cash used by investing activities          (18,839.00)

Cash flows from financing activities:
 Proceeds from the sale of organization shares                 10.00
 Increase in advances from organizers                     106,000.00

           Net cash provided by financing activities      106,010.00


Net increase in cash and cash equivalents              $    8,778.78

















See accompanying auditors' report and notes to financial statements.

                         FIRST GEORGIA COMMUNITY CORP.
                       (A Development Stage Corporation)
                         Notes to Financial Statements
                              August 31, 1996

(1) Organization and Summary of Significant Accounting Policies First Georgia Community Corp. (the "Company") was incorporated on August 7, 1996, for the purpose of becoming a bank holding company for its proposed wholly-owned subsidiary, First Georgia Community Bank (the "Bank"), which will operate in the Butts County area. The organizers of the Bank filed a joint application to charter the Bank with the Department of Banking and Finance and the Federal Deposit Insurance Corporation.
     The Company is also making an application to become a bank holding company with the Federal Reserve Bank of Atlanta.

     Neither the Company nor the Bank has commenced their respective operations as a bank holding company or as a commercial bank and neither will do so unless regulatory approvals are obtained and the required capitalization of the Bank by the Company is obtained from proceeds of the sale of the Company's common stock.

     Prior to the Company's incorporation on August 7, 1996, organizational and pre-opening activities were conducted by the organizers. Expenditures on behalf of the Company by the organizers are considered expenditures of the Company. Costs of organizing the Company have been capitalized and will be amortized over five years using the straight-line method upon commencement of operations. Costs of the intended common stock offering have been deferred and will be offset against the proceeds of the offering upon successful completion.
     These costs will be charged to expense if the minimum offering
     is not purchased.   Additional costs are expected to be
     incurred for both organization costs and stock offering costs.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial instruments that potentially subject the Company to credit risk include cash on deposit with banks. The Company has a deposit relationship with a high credit quality financial institution and has yet to accumulate balances in excess of federal deposit insurance limits. Accordingly, the Company believes no significant concentration of credit risks with respect to its deposit balances with financial institutions. The fair values of cash and interest bearing borrowings approximate their carrying amounts.

     The Company plans to adopt a calendar year for both financial reporting and tax reporting purposes.

                      FIRST GEORGIA COMMUNITY CORP.
                   (A Development Stage Corporation)
                  Notes to Financial Statements, Continued
                              August 31, 1996


(2)  Advances from Organizers
     Advances from organizers at August 31, 1996 consist of the following:

           Line of credit balance               $ 51,000
           Direct advances from organizers        55,000

                                                $106,000

     Prior to incorporation, the organizers secured a line of credit with a maximum limit of $500,000. Organizational costs, pre-opening expenses, and offering expenses incurred prior to commencing operations, will be funded through the use of this line. The line has a maturity date of June 10, 1997 and carries an initial interest rate of 8.25%, which varies with the prime rate. The direct advances from the organizers are non-interest bearing. Upon successful completion of the sale of common stock, the organizers will be reimbursed from the proceeds from the offering. If the offering is not successful, the line of credit will be repaid by the organizers and the direct advances will not be repaid.

(3)  Common Stock Offering
     The Company intends to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 610,000 and a maximum of 800,000 shares of the Company's $5.00 par value common stock at $10 per share.

(4)  Stock Option Plan
     The Company plans to offer stock options for as many as 20,000 shares of its common stock to its President under terms of an employment agreement. The per share exercise price for all options granted pursuant to the employment agreement is the greater of book value or $10. The Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) in October 1995. SFAS No. 123 allows companies either to (i) continue to
     measure         compensation cost based on the "intrinsic
     value" method prescribed by Accounting Principles Board Opinion No. 25 (ABP No. 25) or (ii) adopt a "fair value"
     method of       accounting for all employee stock-based
     compensation; provided, however that in    either case
     companies will be required to significantly expand disclosures related to stock-based employee compensation arrangements (including the pro forma amount of net income and earnings per share as if the new "fair value" method were adopted, for those companies choosing to retain the "intrinsic value" method of APB No. 25). The accounting requirements, as specified in SFAS No. 123, applying to all stock-based awards granted, modified or settled in cash in fiscal years beginning after December 15, 1995. The Company expects to utilize the accounting for stock issued to employees prescribed by APB No. 25 and, therefore, the impact on the Company of this change in accounting principle will be only to increase its disclosure requirements.

(5)  Commitments
     The Company has assumed agreements of an organizer, as purchaser, for the purchase of properties to be used for banking locations. The aggregate contract purchase price for these properties is $395,000. Closing is contingent upon approval by regulatory authorities and successful completion of the sale of the Company's stock.

     The organizers of the Bank have entered into an employment agreement with one of the organizing directors to serve as President and Chief Executive Officer of the Company and the Bank providing for an annual base salary, the right to receive a bonus (based upon performance standards), the right to receive stock options, and other customary executive benefits.

(6)  Income Taxes
     As of August 31, 1996 no income tax expense (benefit) has been provided, nor have any deferred income taxes have been recorded due to the loss incurred.

     As of August 31, 1996 the Company had a tax loss carryforward of approximately $25,000 which will expire in the year 2011. This loss carryforward results in a gross eferred tax asset of approximately $9,600 which has been reduced by a valuation allowance of like amount. The gross deferred tax asset differs from the expected amount primarily due to the effect of state income taxes.












                     SUBSCRIPTION AGREEMENT           EXHIBIT "A"


First Georgia Community Corp.
150 Covington Street
P. O. Box 1534
Jackson, Georgia  30233
Attn:  John L. Coleman

Gentlemen:

 The undersigned hereby subscribes for and agrees to purchase the number of shares of Common Stock, par value $5.00 per share (the "Common Stock"), of First Georgia Community Corp., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company's offering of Common Stock described in its Prospectus date _____________________, 1996. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Prospectus").

 The undersigned agree to purchase the shares of Common Stock subscribed for herein for the purchase price of $10.00 per share. All checks should be made payable to "The Bankers Bank - Escrow Account for First Georgia Community Corp." A check in an amount equal to the full subscription price is enclosed with this Subscription Agreement.

 The undersigned acknowledges receipt of a copy of the Prospectus. The undersigned further acknowledges that the Company has not yet begun operations and that an investment in the Common Stock involves significant risks, as set forth under "Risk Factors" in the Prospectus. The undersigned understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendations or endorsement concerning an investment in the Common Stock.

 The undersigned agrees that this subscription is binding on the undersigned and is irrevocable by the undersigned until the Expiration Date as defined in the Prospectus. The undersigned acknowledges that this Subscription Agreement shall not constitute a valid and binding obligation of the Company until accepted by the Company in writing, and that the Company has the right to reject this Subscription Agreement, either in whole or in part, in its sole discretion.

Number of Shares
minimum 100 shares): __________     _____________________________
                                    Please PRINT or TYPE exact
                                    name(s) in which undersigned
                                    desires to be registered
Total Subscription Price
(at $10.00 per share):              $_________

                         SUBSTITUTE W-9


Under the penalties of perjury, I certify that: (a) the Social Security number of Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding.
INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDER REPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


___________________________        ______________________________
Date                               Signatures(s)*

___________________________        ______________________________
Area Code and Telephone No.        Please indicate form of
                                   ownership the undersigned
                                   desires for the shares
                                   (individual, joint tenants
                                   with right of survivorship,
                                   tenants in common, trust,
                                   corporation, partnership,
                                   custodian, etc.)

___________________________
Social Security or
Federal Taxpayer                   ________________________________
Identification No.                 Street Address

                                   _______________________________
                                   City/State/Zip Code


                 TO BE COMPLETED BY THE COMPANY

Accepted as of ___________________________, 199___, as to
____________ shares.

FIRST GEORGIA COMMUNITY CORP.

By:________________________
   Signature

   ________________________
   Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

_____________________________________________________
The Company reserves the right, in its sole discretion to reject any and all subscriptions, and no subscription will be effective until accepted by the Company.

No person has been authorized by the Company to give any information or to make any representations not contained in this Prospectus, and any information or statement not contained herein must not be relied upon as having been authorized by the Company. The delivery of this Prospectus does not imply that the information contained herein is correct as of any time subsequent to its date.

The Company has undertaken to update this Prospectus to reflect any facts or events arising after the date hereof, which individually or in the aggregate represent a fundamental change in the information set forth herein and to include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material changes to such information.

Subscribers should not construe the contents of this Prospectus or any communication from the Company, whether written or oral, as legal, tax accounting, or other expert advice. Each subscriber should consult his or her own counsel, accountants and other professional advisors as to all matters concerning his or her investment in shares of the Common Stock.

The shares of Common Stock of the Company offered hereby are not deposits insured by the Federal Deposit
Insurance Corporation.

This Prospectus does not constitute an offer to sell in any jurisdiction or a solicitation of an offer to buy any of the shares of the Common Stock to any person in any jurisdiction in which such offer or solicitation is unlawful.

       TABLE OF CONTENTS

                                                                  Page

Risk Factors..................................................
The Offering..................................................
Use of Proceeds.............................................
Capitalization.................................................
Dividends......................................................
Business of the Company and the Bank............
Management.................................................
Market for Common Stock and Related
  Shareholder Matters.....................................
Description of Common Stock of the
  Company....................................................
Certain Provisions of the Company's
  Articles of Incorporation and
  ByLaws......................................................
Supervision and Regulation.............................
Legal Matters................................................
Experts.........................................................
Financial Statements......................................         F-1
Subscription Agreement..................................           Exhibit "A"
_____________________________________________________

_____________________________________________________








                                    FIRST GEORGIA COMMUNITY CORP.

                                   A Proposed Bank Holding Company

                                                 for

                                    FIRST GEORGIA COMMUNITY BANK

                                        A Proposed State Bank












                                               800,000

                                              Shares of

                                            Common Stock




                                             PROSPECTUS


____________________________________

[Sticker placed here providing:  The
Expiration Date of the offering period
for the shares of stock offered hereby
has been extended to March 12, 1997.]